China Architectural Engineering Revises
Fourth Quarter Guidance

ZHUHAI, China & LOS ANGELES--China Architectural Engineering, Inc. (CAE) (NASDAQ/GS:CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced that it is negatively revising its guidance for its fourth quarter ending December 31, 2008 due to increased cost estimates for certain running projects and an expected $2.5 million bad debt provision.

The Company uses, in compliance with US GAAP, the percentage-of-completion accounting method, under which revenues are measured by the percentage-of-costs incurred to date divided by the total budgeted costs. At the beginning of certain running projects, the expected revenues, costs and gross profits on each project were projected by CAE management based on the expected contract revenues and budgeted cost. As is standard in the construction industry, a recent interim review by CAE management of actual incurred and further projected costs versus budgeted costs related to these projects has caused management to review its estimates and decrease the gross profit related to these projects primarily as a result of higher than expected startup, transportation, material and labor costs. In accordance with the “balance sheet approach and accumulative catch up” accounting for these revised estimates, the impact of this change of best estimates from management on the running projects during 2008, will be entirely accounted for in the fourth quarter of 2008.

The Company also reported that it will be following a more prudent accounting practice due to the global economic downturn which has caused slowing customer payments. Accordingly, the Company expects to record a bad debt provision of approximately $2.5 million during its fourth quarter.

Despite the adjustments and impact thereof on the fourth quarter, the Company expects earnings for 2008 to be between $18 million and $20 million, or $0.34 to $0.37 per basic earnings per share for the full year 2008, which represents an increase of 46% to 58% compared to the year 2007.

Ken Yi Luo, Chairman and Chief Executive Officer of China Architectural Engineering, said, “CAE has grown rapidly in recent years and largely transformed itself through a period of significant international expansion, during which the Company has been awarded a number of major projects. As a result of management’s interim review of running projects, we have decided to adjust the estimated gross profit related to certain projects which, together with our provision for bad debt, will negatively impact our fourth quarter financial results and our 2008 results. We believe the continued demand for our specialized products and services globally, highlighted by our strong backlog of projects and consequent visibility for our revenues in 2009, will enable us to achieve continued growth and expansion as we head into a new year in a challenging economic environment.”

Bert Grisel, the Company’s recently announced CFO said, “These prudent accounting measures demonstrates management is committed to following effective internal control procedures, including, but not limited to, regular reviews of our budgeted costs. Our status as a public company requires that we adhere to the highest quality of financial reporting standards and we will continue to focus and review our internal and external control where necessary, to ensure we meet these requirements.”

If you would like to be added to China Architectural Engineering’s investor email lists or have additional questions, please contact Haris Tajyar with Investor Relations International at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ/GS:CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated & cost-effective service solutions to our clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAEI has worked with world-renowned architects and building engineers from China and other countries and has completed nearly one hundred large, complex and unique projects, including numerous award-winning landmark buildings in many of Asia’s major cities. It is now looking to capitalize on its industry-leading expertise to expand aggressively beyond China into some of the most active construction markets in the world, such as the Middle East, the U.S. and Central Asia.

For further information on China Architectural Engineering, please visit www.caebuilding.com.

Forward-Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, adverse capital and credit market conditions, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting, declining global economies, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Contact:

Investor Relations International
Haris Tajyar, Managing Partner
818-382-9702
htajyar@irintl.com
or
China Architectural Engineering, Inc.
Bert Grisel, Chief Financial Officer
852-2152-3528
bg@caebuilding.com